SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 19, 2004

KNOBIAS, INC.

(Exact name of registrant as specified in its Charter)

Delaware	000-33315	13-3968990
(State of Incorporation)	(Commission File Number)	(IRS Employer I.D. No.)

875 Northpark Drive

Building 2, Suite 500

Ridgeland, MS 39157

(Address of principal executive offices)

(601) 978-3399

(Registrant’s telephone number)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1–Registrant’s Business and Operations

Item 1.01. Entry Into a Material Definitive Agreement.

On November 19, 2004, the Board of Directors of Knobias, Inc. (the “Company”) approved, and the Company entered into, executive employment agreements with our Chairman, President and CEO, E. Key Ramsey, and with our Vice President and COO, Gregory E. Ballard.

The employment agreements, which are effective as of November 15, 2004, provide for an initial annual base salary for each executive of $175,000, and an initial bonus of $50,000 on the effective date, in recognition of past services; however, the executives have agreed to defer the bonus payments until a later date to be agreed upon. The agreements provide that the annual salary cannot be decreased during the employment period. The executives will be entitled to annual bonuses, at the discretion of the Board of Directors, in an amount up to one-half of the annual salary. Each employment agreement is for an initial term of three years, subject to earlier termination, and will be automatically extended for one additional year unless either party gives written notice of termination at least 90 days prior to the anniversary.

Each agreement provides that if the executive is terminated by the Company without cause or if he terminates his employment agreement for good reason, he will be entitled to his base salary, guaranteed bonus (or the average of the three highest previous bonus awards) and all health and welfare benefits coverage for three years following termination of employment, plus a lump sum payment of $100,000. Such amounts will be payable by the Company within 30 days after termination of employment. If the Company notifies the executive that it does not intend to renew the employment agreement, the executive will be entitled to all of the foregoing benefits, except that the health and welfare benefits coverage will be for a period of two years. If employment is terminated by the Company for cause or by the executive for other than good reason, the executive will be entitled only to the accrued salary and bonus obligations.

Under the agreements, “cause” includes (i) the executive’s gross negligence in the performance of his duties or (ii) the executive’s commission of an act of moral turpitude that constitutes a felony, has an adverse effect on the Company, or constitutes an act of dishonesty, fraud or misconduct. The determination of whether or not cause exists must be made by the affirmative vote of at least 2/3 of the Board of Directors. In addition, the executive’s employment cannot be terminated without cause except by the affirmative vote of at least 2/3 of the Board of Directors.

“Good reason” includes, among other things, (i) an adverse change in the executive’s title, authority, duties and responsibilities,(ii) relocation of the Company’s executive offices to a location outside of Ridgeland, Mississippi, except for a valid business reason, (iii) the Company’s failure to obtain a satisfactory agreement from any successor of the Company requiring the successor to assume the Company’s obligations under the agreement, and (iv) the failure by the Company to pay compensation or benefits or otherwise to comply with any material provision of the agreement. Following a change in control of the Company, the executive’s determination that an act or failure to act constitutes good reason will be presumed to be valid unless such determination is deemed to be unreasonable by an arbitrator.

The employment agreements prohibit the executives from competing with the Company, or soliciting customers or employees, in the United States for a period of one year from the date of their termination of employment.

On November 19, 2004, the Board of Directors of the Company also approved, and the Company entered into, Indemnification Agreements substantially in the form attached hereto, with the directors and officers of the Company listed below (the “Indemnitees”). The Indemnification Agreements were entered into in order to provide the Indemnitees with specific contractual assurance that they would continue to be indemnified to the fullest extent permitted by law, as currently required under the indemnity provisions of the Company’s Bylaws. The Indemnitees are:, Robert L. Atkins, Timothy J. Aylor, Gregory E. Ballard, Kevin T. Crow, Danny M. Dunnaway, E. Key Ramsey and Joseph L. Stephens.

Section 5– Corporate Governance and Management

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On November 19, 2004, the Board of Directors of the Company appointed James D. Grissom as Controller and principal accounting officer of the Company. Mr. Grissom, a former CPA, graduated from the University of Southern Mississippi in March 1976 with a Bachelor of Science degree in accounting. In May 1983 he completed his Masters Degree in Business Administration (MBA) at Mississippi State University. He has served in an executive capacity in the wood products industry and in the gas utility business for over 15 years. From September 1999 to July 2004 he was chief financial officer of Herring Gas Company, Inc., a propane gas distribution company. Mr. Grissom is not a party to any employment agreement with the Company, and there is no family relationship between or among Mr. Grissom and any director or executive officer of the Company.

Section 9–Financial Statements and Exhibits

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits. The following exhibits are filed herewith.

Exhibit	Description
10.1	Employment Agreement by and between Knobias, Inc. and E. Key Ramsey

10.2	Employment Agreement by and between Knobias, Inc. and Greg Ballard

10.3	Form of Indemnification Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KNOBIAS, INC.

Date: November 26, 2004	By	/s/ E. Key Ramsey
E. Key Ramsey President and Chief Executive Officer

EXHIBIT INDEX

Exhibit	Description
10.1	Employment Agreement by and between Knobias, Inc. and E. Key Ramsey

10.2	Employment Agreement by and between Knobias, Inc. and Greg Ballard

10.3	Form of Indemnification Agreement